Exhibit 99.(6)(a)

BE IT KNOWN TO ALL PERSONS, that the individual who has signed below constitutes and appoints CRAIG A. HAWLEY as his true and lawful attorney-in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to the Registration Statements listed below, and to file the same, with all exhibits thereto, and other documents in connection therewith, as fully to all intents as he might or could do in person, including specifically, but without limiting the generality of the foregoing, to (i) take any action to comply with any rules, regulations or requirements of the Securities and Exchange Commission under the federal securities laws; (ii) make application for and secure any exemptions from the federal securities laws; (iii) register additional annuity contracts under the federal securities laws, if registration is deemed necessary. The undersigned hereby ratifies and confirms all that said attorney-in-fact and agent or any of them, or their substitutes, shall do or cause to be done by virtue thereof.

Jefferson National Life Insurance Company of New York Annuity Account 1

/s/ Mitchell H. Caplan	8/15/14
Date
Mitchell H. Caplan
Director